Exhibit 23.3

CONSENT OF COUNSEL

We consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

/s/ Wegman, Hessler & Vanderburg L.P.A.
Cleveland, Ohio
March 8, 2017